Prospectus addendum to the prospectus dated March 31, 2015	Registration Statement Nos. 333-203157 and 333-203157-01 Dated April 1, 2015 Filed pursuant to Rule 424(b)(3)

THE ROYAL BANK OF SCOTLAND GROUP plc
THE ROYAL BANK OF SCOTLAND plc

Debt Securities of The Royal Bank of Scotland Group plc
Debt Securities of The Royal Bank of Scotland plc
The Royal Bank of Scotland Group plc Guarantees of Debt Securities of The Royal Bank of Scotland plc

The Royal Bank of Scotland Group plc and The Royal Bank of Scotland plc (each, an “Issuer” and together the “Issuers”) have prepared and filed a prospectus dated as of March 31, 2015 (the “Prospectus”), which supersedes any prospectus of the Issuers dated as of or prior to September 28, 2012 (each such prospectus, an “Earlier Prospectus”). In connection with any pricing supplement, product supplement, underlying supplement, or prospectus supplement (each, a “Prospectus Supplement” and together the “Prospectus Supplements”) referencing an Earlier Prospectus:

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all references in a Prospectus Supplement to such Earlier Prospectus (or to any section of any such Earlier Prospectus) should refer instead to the Prospectus (or to the corresponding section of the Prospectus); and

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the table of contents relating to the Earlier Prospectus in any Prospectus Supplement to the Earlier Prospectus is replaced by the table of contents of the Prospectus, which is reproduced as Schedule 1 hereto.

The Issuers and their affiliates may use this prospectus addendum and the Prospectus in connection with market-making transactions of debt securities originally issued under any Earlier Prospectus.

You should read the terms of the relevant pricing supplement and any relevant prospectus supplement(s), which describe the specific terms of the offered debt securities, together with the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debt securities or passed upon the accuracy or the adequacy of this prospectus addendum or any prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The debt securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

SCHEDULE 1

TABLE OF CONTENTS

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Page

About this Prospectus	1
Use of Proceeds	2
The Royal Bank of Scotland Group plc	2
The Royal Bank of Scotland plc	2
Description of Debt Securities	2
Description of Dollar Preference Shares	13
Description of Dollar Preference Share American Depositary Shares	20
Description of Contingent Convertible Securities	25
Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities	32
Description of Ordinary Shares	38
Description of Ordinary Share American Depositary Shares	45
Plan of Distribution	51
Legal Opinions	52
Experts	53
Enforcement of Civil Liabilities	53
Where You Can Find More Information	53
Incorporation of Documents by Reference	54
Cautionary Statement on Forward-Looking Statements	54